As filed with the Securities and Exchange Commission on August 9, 2007
Registration No. 333-143572

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
XTRA Finance Corporation
(Exact name of Registrants as Specified in their Charter)

Delaware	20-8648239
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
Berkshire Hathaway Inc.
(Exact name of Registrants as Specified in their Charter)

Delaware	47-0813844
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
1440 Kiewit Plaza
Omaha, Nebraska 68131
(402) 346-1400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Marc D. Hamburg
Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131
(402) 346-1400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:
Mary Ann Todd
Munger, Tolles & Olson LLP
355 South Grand Avenue
Los Angeles, California 90071-1560
(213) 683-9100
    Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this registration statement.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
XTRA FINANCE CORPORATION
OFFER TO EXCHANGE
$400,000,000 principal amount of 5.150% Senior Notes Due 2017 of XTRA Finance Corporation, unconditionally guaranteed by Berkshire Hathaway Inc., which have been registered under the Securities Act of 1933, for any and all 5.150% Senior Notes Due 2017 of XTRA Finance Corporation, unconditionally guaranteed by Berkshire Hathaway Inc.
       We are offering to exchange XTRA Finance Corporation’s 5.150% Senior Notes Due 2017 which have been registered under the Securities Act of 1933, or the “exchange notes,” for XTRA Finance Corporation’s currently outstanding 5.150% Senior Notes Due 2017, or the “outstanding notes.” The exchange notes and the outstanding notes are both unconditionally guaranteed by Berkshire Hathaway Inc. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and will be issued under the same indenture.
      We will exchange an equal principal amount of exchange notes for all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires. The exchange offer expires at 5:00 p.m., New York City time, on                     , 2007, unless extended. We do not currently intend to extend the exchange offer.
      You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.
      The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes.
      Neither XTRA Finance Corporation nor Berkshire Hathaway Inc. will receive any proceeds from the exchange offer.
      We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.
       The material risks involved in investing in the exchange notes are described in the “Risk Factors” section starting on page 10 of this prospectus.
       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                     , 2007

ABOUT THIS PROSPECTUS
      In this prospectus, the term “XFC” refers to XTRA Finance Corporation, the issuer of the outstanding notes and the exchange notes. The terms “Berkshire Hathaway” and “Berkshire” refer to Berkshire Hathaway Inc., the guarantor of the outstanding notes and the exchange notes. “Outstanding notes” refers to the $400,000,000 aggregate principal amount of XFC’s 5.150% Senior Notes Due 2017 originally issued and guaranteed by Berkshire Hathaway on March 20, 2007. “Exchange notes” refers to XFC’s 5.150% Senior Notes Due 2017, unconditionally guaranteed by Berkshire Hathaway, offered pursuant to this prospectus. The outstanding notes and the exchange notes are sometimes referred to collectively as the “notes.”
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. XFC and Berkshire Hathaway have agreed that, starting on the expiration date of the exchange offer and ending one hundred and eighty days after such date, this prospectus will be made available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
      Any statements in this prospectus concerning the provisions of any document are not complete. Such references are made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.
      You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, in connection with any offer made by this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.
      Neither the delivery of this prospectus nor any sale or exchange made hereunder or thereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to its date. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. The business, financial condition, results of operations and prospects of Berkshire Hathaway and XFC may have changed since that date.

i

WHERE YOU CAN FIND MORE INFORMATION
      This prospectus is part of a registration statement on Form S-4 that XFC and Berkshire Hathaway filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, which is referred to collectively as the Securities Act. The registration statement covers the exchange notes being offered and Berkshire Hathaway’s guarantee of the exchange notes and encompasses all amendments, exhibits, annexes, and schedules to the registration statement. This prospectus does not contain all the information in the exchange offer registration statement. For further information about XFC, Berkshire Hathaway and the exchange offer, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement, or other document filed as an exhibit to the registration statement, you should read the documents contained in the exhibits.
      XFC is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12h-5 thereunder. Berkshire Hathaway is, however, subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, Berkshire Hathaway files reports, proxy statements and other information with the SEC. You may read and copy any document Berkshire Hathaway files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information about the public reference room. These SEC filings are also available to the public from the SEC’s website at www.sec.gov. In addition, Berkshire Hathaway’s class A common stock and class B common stock are listed on the New York Stock Exchange, and its reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      In this document XFC and Berkshire Hathaway “incorporate by reference” the information that Berkshire Hathaway files with the SEC, which means that they can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. XFC and Berkshire Hathaway incorporate by reference the documents listed below and any future filings made by either of them with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

•	Berkshire Hathaway’s Annual Report on Form 10-K for the year ended December 31, 2006,

•	Berkshire Hathaway’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007, and

•	Berkshire Hathaway’s Current Reports on Form 8-K filed with the SEC on March 5, 2007 and May 8, 2007.
      Berkshire Hathaway will provide to each person to whom a copy of this prospectus is delivered, upon request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such information by writing or telephoning Berkshire Hathaway at:
Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131
Attn: Jo Ellen Rieck
Tel: (402) 346-1400

ii

FORWARD-LOOKING STATEMENTS
      Certain statements contained, or incorporated by reference, in this prospectus are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by XFC or Berkshire Hathaway, which may be provided by management are also forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about XFC and Berkshire Hathaway, economic and market factors and the industries in which they do business, among other things. These statements are not guarantees of future performance and neither XFC nor Berkshire Hathaway has any specific intention to update these statements.
      Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause XFC’s or Berkshire Hathaway’s actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, changes in market prices of Berkshire Hathaway’s investments in fixed maturity and equity securities, the occurrence of one or more catastrophic events, such as an earthquake, hurricane, or act of terrorism that causes losses insured by Berkshire Hathaway’s insurance subsidiaries, changes in insurance laws or regulations, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which Berkshire Hathaway and its affiliates do business.

iii

PROSPECTUS SUMMARY
      This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. This prospectus includes or incorporates by reference specific terms of the exchange offer, as well as information regarding XFC’s and Berkshire Hathaway’s businesses and detailed financial data. You are encouraged to read the detailed information and financial statements appearing elsewhere or incorporated by reference in this prospectus.
Berkshire Hathaway Inc.
      Berkshire Hathaway Inc. is a holding company owning subsidiaries that engage in a number of diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, service and retailing. Included in the group of subsidiaries that underwrite property and casualty insurance and reinsurance is GEICO, one of the four largest auto insurers in the United States, and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Other subsidiaries that underwrite property and casualty insurance include National Indemnity Company, Medical Protective Company, Applied Underwriters, U.S. Liability Insurance Company, Central States Indemnity Company, Kansas Bankers Surety, Cypress Insurance Company and several other subsidiaries referred to as the “Homestate Companies.”
      MidAmerican Energy Holdings Company (“MidAmerican”) is an international energy holding company owning a wide variety of operating companies engaged in the generation, transmission and distribution of energy. Among MidAmerican’s operating energy companies are Northern and Yorkshire Electric; MidAmerican Energy Company; Pacific Power and Rocky Mountain Power; and Kern River Gas Transmission Company and Northern Natural Gas. In addition, MidAmerican owns HomeServices of America, a real estate brokerage firm. Berkshire’s finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes) and transportation equipment and furniture leasing (XTRA and CORT). Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet. McLane Company is a wholesale distributor of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants and others.
      Numerous business activities are conducted through Berkshire’s other manufacturing, service and retailing subsidiaries. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Russell, Garan, Fechheimer, H.H. Brown Shoe Group and Justin Brands manufacture, license and distribute apparel and footwear under a variety of brand names. FlightSafety International provides training of aircraft and ship operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheims, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry.
      In addition, other manufacturing, service and retail businesses include: Buffalo News, a publisher of a daily and Sunday newspaper; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products, whose principal products are sold under the Kirby and Campbell Hausfeld brand names; Albecca, a designer, manufacturer, and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 6,000 stores that offer prepared dairy treats and food; The Pampered Chef, the premier direct seller of kitchen tools in the U.S.; Forest River, a leading manufacturer of leisure vehicles in the U.S.; Business Wire, the leading global distributor of corporate news, multimedia and regulatory filings; Iscar Metalworking Companies, an industry leader in the metal cutting tools business; and TTI, Inc., an electronic components distributor.

      Operating decisions for the various Berkshire businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors.
      Berkshire Hathaway Inc.’s executive offices are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400.
XTRA Finance Corporation
      XTRA Finance Corporation is a Delaware corporation that was created on March 5, 2007 by XTRA Corporation, a wholly owned subsidiary of Berkshire Hathaway Inc. Prior to the offering of the outstanding notes, XTRA Finance Corporation had no assets or liabilities.
      XTRA Corporation through its subsidiaries (“XTRA”), is a leading transportation equipment lessor operating under the XTRA Lease brand name. XTRA manages a diverse fleet of approximately 126,000 units located at 75 facilities throughout the United States and 5 facilities in Canada. The fleet includes over-the-road and storage trailers, chassis, temperature controlled vans and flatbeds. XTRA is one of the two largest lessors (in terms of units available) of over-the-road trailers in North America. Transportation equipment customers lease equipment to cover cyclical, seasonal and geographic needs and as a substitute for purchasing. In addition, transportation providers often use leasing to maximize their asset utilization and reduce capital expenditures. By maintaining a large fleet, XTRA is able to provide customers with a broad selection of equipment and quick response times.
      XTRA Finance Corporation’s offices are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number is (402) 346-1400.
Summary of the Exchange Offer
      The following is a brief summary of terms of the exchange offer covered by this prospectus. For a more complete description of the exchange offer, see “The Exchange Offer.”

Initial Offering of Outstanding Notes	$400,000,000 aggregate principal amount of outstanding notes were issued by XFC on March 20, 2007 to Goldman, Sachs & Co., as the Initial Purchaser. The Initial Purchaser subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. Persons within the meaning of Regulation S under the Securities Act.

Exchange and Registration Rights Agreement	Simultaneously with the initial sales of the outstanding notes, XFC, Berkshire Hathaway and the Initial Purchaser entered into an exchange and registration rights agreement for the exchange offer. The registration rights agreement requires, among other things, that XFC and Berkshire Hathaway use their best efforts to complete a registered exchange offer for the outstanding notes or cause to become effective a shelf registration statement for resales of the outstanding notes. The exchange offer is intended to satisfy the obligations under the registration rights agreement. After the exchange offer is complete, neither XFC nor Berkshire Hathaway will have any further obligations, except under limited circumstances, to provide for any exchange or registration rights of your outstanding notes.

The Exchange Offer	Pursuant to the registration rights agreement, XFC is offering to exchange $1,000 principal amount of XFC’s 5.150% Senior

Notes Due 2017, which have been registered under the Securities Act, for each $1,000 principal amount of XFC’s currently outstanding 5.150% Senior Notes Due 2017, which were offered without registration under the Securities Act in the initial offer. Both the exchange notes offered by this prospectus and the outstanding notes are fully and unconditionally guaranteed by Berkshire Hathaway.

Mechanics of the Exchange Offer	XFC will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2007. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. Exchange notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

• the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

• the exchange notes bear a different CUSIP number than the outstanding notes; and

• the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate in some circumstances relating to the timing of the exchange offer.

Resales	XFC and Berkshire Hathaway believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you acquire the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. Neither XFC nor Berkshire Hathaway will assume, nor will either of them indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless extended. XFC does not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, including that it does not violate any applicable law or Securities and Exchange Commission staff interpretation.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus. See “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

By executing the letter of transmittal, you will represent to XFC and Berkshire Hathaway that, among other things:

• you, or the person or entity receiving the related exchange notes, are acquiring the exchange notes in the ordinary course of business;

• neither you nor any person or entity receiving the related exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

• neither you nor any person or entity receiving the related exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

• neither you nor any person or entity receiving the related exchange notes is an “affiliate” of XFC or Berkshire Hathaway, as defined in Rule 405 under the Securities Act;

• if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for outstanding notes acquired as the result of market making activities or other trading activi-

ties and that you will deliver a prospectus in connection with any resale of the exchange notes; and

• you are not acting on behalf of any person or entity that could not truthfully make these statements.

Alternatively, you may tender your outstanding notes by following the procedures for book-entry delivery or by complying with the guaranteed delivery procedures each described in this prospectus. See “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Effect of Not Tendering	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the Securities Act, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, neither XFC nor Berkshire Hathaway will have any further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the Securities Act. See “The Exchange Offer — Certain Consequences to Holders of Outstanding Notes Not Tendering in the Exchange Offer.”

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Right	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date by complying with the withdrawal procedures described in this prospectus. See “The Exchange Offer — Withdrawal of Tenders.”

Material Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences” for more information on the material tax consequences of the exchange offer.

Use of Proceeds	Neither XFC nor Berkshire Hathaway will receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. See “Use of Proceeds.”

Dissenters’ Rights	Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Exchange Agent	The Bank of New York Trust Company, N.A. is the exchange agent for the exchange offer.
Terms of the Exchange Notes
      The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer	XTRA Finance Corporation, a wholly-owned finance subsidiary of XTRA Corporation, which is a wholly-owned subsidiary of Berkshire Hathaway Inc.

Guarantor	Berkshire Hathaway Inc.

Securities	$400,000,000 aggregate principal amount of XFC’s 5.150% Senior Notes Due 2017, registered under the federal securities laws.

Maturity Date	April 1, 2017.

Interest and Payment Dates	5.150% per annum, payable semiannually in arrears on April 1 and October 1 of each year, to the holders of record on the preceding March 15 and September 15, respectively.

Ranking	The exchange notes will be unsecured senior obligations of XFC, will rank pari passu in right of payment with all of XFC’s unsubordinated, unsecured indebtedness and will be senior in right of payment to all of its subordinated indebtedness.

The guarantee of the exchange notes will be an unsecured senior obligation of Berkshire Hathaway, will rank pari passu with all of its unsubordinated, unsecured indebtedness and senior to all of its subordinated indebtedness, and will be effectively subordinated to all of its existing and future secured indebtedness and to all existing and future indebtedness of its subsidiaries (secured or unsecured). As of June 30, 2007, Berkshire Hathaway had no secured indebtedness and $0.6 billion of indebtedness, and its subsidiaries had $33 billion of indebtedness.

Guarantee	All of XFC’s obligations under the exchange notes will be unconditionally and irrevocably guaranteed by Berkshire Hathaway.

Optional Redemption	XFC will have the option to redeem the exchange notes, in whole or in part, at any time, at a redemption price equal to the greater of (A) 100% of the principal amount of the exchange notes to be redeemed or (B) as determined by the quotation agent described herein, the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes to be redeemed, not including any portion of these payments of interest accrued as of the date on which the exchange notes are to be redeemed, discounted to the date on which the exchange notes are to be redeemed on a semi-annual basis, assuming a 360-day year consisting of twelve 30 day months, at the adjusted treasury rate described herein plus twelve and a half (12.5) basis points, plus, in each case, accrued interest on the exchange notes to be redeemed to the date on which the exchange notes are to be redeemed. See “Description of the Exchange Notes — Optional Redemption.”

Repayment	The exchange notes will not be repayable at the option of the holder prior to maturity.

Sinking Fund	The exchange notes are not subject to a sinking fund provision.

Absence of a Public Market for the Exchange Notes	The exchange notes are new securities, for which there is no established trading market, and none may develop. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. Neither XFC nor Berkshire Hathaway intends to apply for listing of the exchange notes on any securities exchange or to arrange for any quotation system to quote them.

Form and Denomination	The Depository Trust Company (“DTC”) will act as securities depositary for the exchange notes, which will be issued only as fully registered global securities registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC, except in certain circumstances. One or more fully registered global notes will be issued to DTC for the exchange notes. The exchange notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Trustee	The Bank of New York Trust Company, N.A.

Risk Factors	See “Risk Factors” and the other information in, and incorporated by reference in, this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

SELECTED CONSOLIDATED FINANCIAL DATA
      The selected consolidated financial data which follows should be read in conjunction with the audited consolidated financial statements and accompanying notes and the unaudited condensed consolidated financial statements and accompanying notes of Berkshire Hathaway in the documents which are incorporated by reference in this prospectus. The condensed consolidated financial statements of Berkshire Hathaway Inc. as of June 30, 2006 and 2007 and for the periods then ended are unaudited; however, in Berkshire Hathaway’s opinion they reflect all adjustments, consisting of only normal recurring items, necessary for a fair presentation of the financial position and results of operations for such periods. See “Where You Can Find More Information.” Historical results are not necessarily indicative of the results to be obtained in the future.
BERKSHIRE HATHAWAY INC.
and Subsidiaries
(Dollars in millions except per share amounts)

	First Six Months		Year Ending December 31,

	2007	2006	2006	2005	2004	2003	2002

Revenues:
Insurance premiums earned(1)	$19,464	$11,358	$23,964	$21,997	$21,085	$21,493	$19,182
Sales and service revenues	27,981	24,728	51,803	46,138	43,222	32,098	16,958
Revenues of utilities and energy businesses(2)	6,333	4,881	10,644	—	—	—	—
Interest, dividend and other investment income	2,404	2,155	4,382	3,487	2,816	3,098	2,943
Interest and other revenues of finance and financial products businesses	2,569	2,564	5,111	4,633	3,788	3,087	2,314
Investment and derivative gains/losses(3)	1,514	1,262	2,635	5,408	3,471	4,083	838

Total revenues	$60,265	$46,948	$98,539	$81,663	$74,382	$63,859	$42,235

Earnings:
Net earnings(3)(4)	$5,713	$4,660	$11,015	$8,528	$7,308	$8,151	$4,286

Net earnings per share	$3,700	$3,023	$7,144	$5,538	$4,753	$5,309	$2,795

	As of June 30,		As of December 31,

	2007	2006	2006	2005	2004	2003	2002

Total assets	$269,051	$232,331	$248,437	198,325	$188,874	$180,559	$169,544
Notes payable and other borrowings of insurance and other non-finance businesses	3,108	3,613	3,698	3,583	3,450	4,182	4,775
Notes payable and other borrowings of utilities and energy businesses(2)	18,214	16,138	16,946	—	—	—	—
Notes payable and other borrowings of finance and financial products businesses	12,273	10,806	11,961	10,868	5,387	4,937	4,513
Shareholders’ equity	115,272	97,613	108,419	91,484	85,900	77,596	64,037
Class A equivalent common shares outstanding, in thousands	1,547	1,542	1,543	1,541	1,539	1,537	1,535
Shareholders’ equity per outstanding Class A equivalent common share	$74,499	$63,301	$70,281	$59,377	$55,824	$50,498	$41,727

(1)	Insurance premiums earned in 2007 include approximately $7.1 billion from a retroactive reinsurance agreement. A corresponding charge for the same amount was recorded to insurance losses and loss adjustment expenses in Berkshire’s consolidated statement of earnings therefore producing no effect on Berkshire’s 2007 net earnings.

(2)	On February 9, 2006, Berkshire Hathaway converted its non-voting preferred stock of MidAmerican Energy Holdings Company (“MidAmerican”) to common stock and upon conversion, owned approximately 83.4% (80.5% diluted) of the voting common stock interests. Accordingly, the 2006 Consolidated Financial Statements reflect the consolidation of the accounts of MidAmerican. During the period between 2002 and 2005, Berkshire’s investment in MidAmerican was accounted for pursuant to the equity method.

(3)	The amount of investment and derivative gains and losses for any given period has no predictive value, and variations in amount from period to period have no practical analytical value in view of the unrealized appreciation in Berkshire’s investment portfolio. For the first six months of 2007 and 2006, after-tax investment and derivative gains were $990 million and $820 million, respectively. For each of the five years ending December 31, after-tax investment and derivative gains were $1,709 million in 2006, $3,530 million in 2005, $2,259 million in 2004, $2,729 million in 2003 and $566 million in 2002. Investment gains in 2005 include a non-cash pre-tax gain of $5.0 billion ($3.25 billion after-tax) relating to the exchange of Gillette stock for Procter & Gamble stock.

(4)	Net earnings for the year ending December 31, 2005 includes a pre-tax underwriting loss of $3.4 billion in connection with Hurricanes Katrina, Rita and Wilma that struck the Gulf coast and Southeast regions of the United States. Such loss reduced net earnings by approximately $2.2 billion and earnings per share by $1,446.

RISK FACTORS
      Your decisions whether or not to participate in the exchange offer and own outstanding notes or exchange notes will involve some degree of risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this prospectus, before deciding whether or not to participate in the exchange offer.

If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.
      XFC will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. None of XFC, Berkshire Hathaway or the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if your tender of outstanding notes is not accepted because you did not tender your outstanding notes properly, then, after consummation of the exchange offer, you will continue to hold outstanding notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be fewer outstanding notes remaining and the market for such outstanding notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged outstanding notes could become more limited than the existing trading market for the outstanding notes and could cease to exist altogether due to the reduction in the amount of the outstanding notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered outstanding notes.

If you are a broker-dealer or participating in a distribution of the exchange notes, you may be required to deliver prospectuses and comply with other requirements.
      If you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

You may be unable to sell your exchange notes if a trading market for the exchange notes does not develop.
      The exchange notes will be new securities for which there is currently no established trading market, and none may develop. Neither XFC nor Berkshire Hathaway intends to apply for listing of the exchange notes on any securities exchange or for quotation on any automated dealer quotation system. The liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected. If the exchange notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, the performance and business prospects of XFC and Berkshire Hathaway and certain other factors.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth Berkshire Hathaway’s ratio of consolidated earnings to consolidated fixed charges for the six months ended June 30, 2007 and the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002.

			Year Ended December 31,
	Six Months Ended
	June 30, 2007		2006		2005		2004		2003		2002

Earnings Available for Fixed Charges (in millions)	$9,962		$18,757		$13,135		$11,574		$12,205		$6,840
Fixed Charges* (in millions)	$1,074		$1,979		$867		$875		$614		$840
Ratio of Earnings to Fixed Charges*	9.28	x	9.48	x	15.15	x	13.23	x	19.88	x	8.14	x

*	Includes fixed charges of finance and financial products and utilities and energy businesses as follows:

	Six Months Ended
	June 30, 2007	2006	2005	2004	2003	2002

Finance and financial products	$310	$571	$598	$602	$337	$551
Utilities and energy	$606	$1,070	—	—	—	—
      Excluding fixed charges of finance and financial products and utilities and energy businesses the ratios of earnings to fixed charges were as follows:

	Six Months Ended
	June 30, 2007		2006		2005		2004		2003		2002

Including investment and derivative gains	57.25	x	50.64	x	46.61	x	40.19	x	42.84	x	21.76	x
Excluding investment and derivative gains	47.67	x	42.84	x	26.50	x	27.48	x	28.10	x	18.86	x
USE OF PROCEEDS
      Neither XFC nor Berkshire Hathaway will receive any proceeds from the issuance of the exchange notes in the exchange offer. XFC will receive in exchange outstanding notes in like principal amount. XFC will retire or cancel all of the outstanding notes tendered in the exchange offer.

THE EXCHANGE OFFER
Original Issuance of the Outstanding Notes
      On March 20, 2007, XFC issued the outstanding notes in an aggregate principal amount of $400,000,000 to Goldman, Sachs & Co., as initial purchaser. Because such issuance of the outstanding notes was not a transaction registered under the Securities Act, the outstanding notes were offered by Goldman, Sachs & Co. only (i) in the United States, to qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act, and (ii) outside the United States, to persons other than U.S. persons in offshore transactions in reliance upon Regulation S under the Securities Act.
Exchange and Registration Rights Agreements
      $400,000,000 in aggregate principal amount of outstanding notes were issued on March 20, 2007. The outstanding notes are subject to broad transfer restrictions owing to the fact that they are not registered under the Securities Act. Consequently, in connection with the issuances of the outstanding notes, XFC and Berkshire Hathaway entered into an exchange and registration rights agreement with Goldman, Sachs & Co., as initial purchaser. This registration rights agreement require XFC and Berkshire Hathaway to register the exchange notes under the Securities Act and to offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the Securities Act. The exchange offer is being effected to comply with the registration rights agreement.
      The registration right agreement requires XFC and Berkshire Hathaway to:

•	file a registration statement for the exchange offer and the exchange notes within 90 days after the initial issue date of the outstanding notes (i.e., March 20, 2007);

•	use best efforts to cause the registration statement to become effective under the Securities Act as soon as practicable, but no later than 180 days after the initial issue date of the outstanding notes;

•	use best efforts to consummate the exchange offer promptly, but no later than 45 days following the date such registration statement has become effective; and

•	under certain circumstances, file a shelf registration statement for the resale of the outstanding notes and use their best efforts to cause such shelf registration statement, if any, to become effective under the Securities Act.
      These requirements under the registration rights agreement will be satisfied when the exchange offer is completed. However, if XFC or Berkshire Hathaway fails to meet any of these requirements, the holders of the outstanding notes will be paid additional interest on such notes as liquidated damages, and such additional interest will accrue on the principal amount of the outstanding notes (in addition to the stated interest on such notes). Additional interest will accrue at a rate of 0.25% per annum for the first 90-day period from and including the date on which any of the previous events (each a “registration default”) occur and shall increase to 0.50% per annum thereafter. Following the cure of all such registration defaults, if any, the accrual of such additional interest on the outstanding notes would cease and the interest rate would revert to the original 5.150% rate.
      XFC and Berkshire Hathaway agreed to keep the exchange offer for the outstanding notes open for not less than 20 business days after the date on which notice of such exchange offer is delivered to the holders of the outstanding notes. Under the registration rights agreement, the obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, XFC and Berkshire Hathaway may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

      This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement for the exchange offer and the exchange notes in which this prospectus is included.
Transferability of the Exchange Notes
      Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission in several no-action letters issued to third parties not related to XFC or Berkshire Hathaway, the exchange notes would, in general, be freely tradable after the completion of the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any participant in the exchange offer described in this prospectus who is an affiliate of XFC or Berkshire Hathaway or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretations of the Securities and Exchange Commission staff;

•	will not be entitled to participate in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless such sale or transfer is made pursuant to an exemption from such requirement.
      Each holder of outstanding notes who wishes to exchange outstanding notes for exchange notes pursuant to the exchange offer will be required to represent that:

•	it is not an affiliate of XFC or Berkshire Hathaway;

•	the exchange notes to be received by it will be acquired in the ordinary course of its business; and

•	at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.
      To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.
      In addition, in connection with any resales of the exchange notes, any broker-dealer that acquired exchange notes for its own account as a result of market-making or other trading activities, which is referred to as an “exchanging broker-dealer,” must deliver a prospectus meeting the requirements of the Securities Act. The Securities and Exchange Commission has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes with the prospectus contained in the registration statement for the exchange offer. Under the registration rights agreement, exchanging broker-dealers and any other person, if any, subject to similar prospectus delivery requirements, will be allowed to use this prospectus in connection with the resale of exchange notes.
The Exchange Offer
      Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, XFC will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on           , 2007. XFC will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. Outstanding notes may be tendered only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the outstanding notes; and

•	after consummation of the exchange offer, holders of the exchange notes will not be entitled to any rights under the registration rights agreements, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.
      The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture under which the outstanding notes were issued.
      As of the date of this prospectus, $400,000,000 in aggregate principal amount of outstanding notes was outstanding. The exchange offer will be conducted in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission under the Securities Act and the Securities Exchange Act.
Interest on the Exchange Notes
      The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.
      Interest on the notes is payable semiannually on April 1 and October 1 of each year to the holders of record on the preceding March 15 and September 15, respectively.
Conditions to the Exchange Offer
      Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, XFC will not be required to issue exchange notes, and XFC may terminate the exchange offer or, at its option, modify, extend or otherwise amend the exchange offer, if, prior to the expiration date of the exchange offer, as it may be extended from time to time:

•	the exchange offer, or the making of any exchange by a holder, violates any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which would materially impair XFC’s or Berkshire Hathaway’s ability to proceed with the exchange offer;

•	not all governmental approvals that XFC and Berkshire Hathaway deem necessary for the consummation of the exchange offer have been obtained; or

•	the trustee with respect to the indenture for the outstanding notes and exchange notes shall have (i) objected in any respect to, or taken any action that could, in the reasonable judgment of XFC or Berkshire Hathaway, adversely affect the consummation of the exchange offer or the exchange of exchange notes for outstanding notes under the exchange offer, or (ii) taken any action that challenges the validity or effectiveness of the procedures used in making the exchange offer or the exchange of the outstanding notes under the exchange offer.
      The foregoing conditions are for the sole benefit of XFC and Berkshire Hathaway and may be waived by them in whole or in part in their absolute discretion. Any determination made by them concerning an event, development or circumstance described or referred to above shall be conclusive and binding.
      If any of the foregoing conditions are not satisfied or waived on the expiration date of the exchange offer, XFC or Berkshire Hathaway may:

•	terminate the exchange offer and return all tendered outstanding notes to the holders thereof;

•	modify, extend or otherwise amend the exchange offer and retain all tendered outstanding notes until the expiration date, as extended, subject, however, to the withdrawal rights of holders (See “— Withdrawal of Tenders” and “— Expiration Date; Extensions; Amendments; Termination”); or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all outstanding notes tendered and not previously withdrawn.
      XFC reserves the right, in its absolute discretion, to purchase or make offers to purchase any outstanding notes that remain outstanding subsequent to the expiration date for the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. Any purchase or offer to purchase will not be made except in accordance with applicable law and will in no event be made prior to the expiration of ten business days after the expiration date.
Certain Consequences to Holders of Outstanding Notes Not Tendering in the Exchange Offer
      Consummation of the exchange offer may have adverse consequences to holders of outstanding notes who elect not to tender their notes in the exchange offer. In particular, the trading market for unexchanged outstanding notes could become more limited than the existing trading market for the outstanding notes and could cease to exist altogether due to the reduction in the amount of the outstanding notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the outstanding notes. If a market for unexchanged outstanding notes exists or develops, the outstanding notes may trade at a discount to the price at which they would trade if the amount outstanding were not reduced. There can, however, be no assurance that an active market in the unexchanged outstanding notes will exist, develop or be maintained or as to the prices at which the unexchanged outstanding notes may be traded. This would result in less protection for holders of unexchanged outstanding notes. See “Risk Factors — If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.”
Expiration Date; Extensions; Amendments; Termination
      For purposes of the exchange offer, the term “expiration date” means 5:00 p.m., New York City time, on           , 2007, subject to the right to extend such date and time for the exchange offer in the absolute discretion of XFC, in which case the expiration date means the latest date and time to which the exchange offer is extended.
      XFC reserves the right, in its absolute discretion, to (i) extend the exchange offer, (ii) terminate the exchange offer if a condition to its obligation to deliver the exchange notes is not satisfied or waived on the expiration date, as extended, or (iii) amend the exchange offer by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent. If the exchange offer is amended in a manner XFC determines constitutes a material change, XFC will extend the exchange offer for a period of two to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise have expired during the two to ten business day period.
      XFC will promptly announce any extension, amendment or termination of the exchange offer by issuing a press release. XFC will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. XFC has no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.
Settlement Date
      The exchange notes will be issued in exchange for the outstanding notes in the exchange offer on the settlement date, which will be as soon as practicable following the expiration date of the exchange offer. XFC will not be obligated to deliver exchange notes unless the exchange offer is consummated.
Effect of Tender
      Any tender by a holder (and the subsequent acceptance of such tender) of outstanding notes will constitute a binding agreement between that holder, XFC and Berkshire Hathaway upon the terms and subject to the conditions of the exchange offer described herein and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of the outstanding notes will constitute the agreement by that holder to deliver good and marketable title to the tendered outstanding notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.
Letter of Transmittal; Representations, Warranties and Covenants of Holders of Outstanding Notes
      Upon the submission of the letter of transmittal, or agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or the beneficial holder of such outstanding notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the exchange offer generally, be deemed, among other things, to:

•	irrevocably sell, assign and transfer to or upon XFC’s order or the order of its nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of such holder’s status as a holder of, all outstanding notes tendered thereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against XFC, Berkshire Hathaway or any fiduciary, trustee, fiscal agent or other person connected with the outstanding notes arising under, from or in connection with such outstanding notes;

•	waive any and all rights with respect to the outstanding notes tendered thereby (including, without limitation, any existing or past defaults and their consequences in respect of such outstanding notes); and

•	release and discharge XFC, Berkshire Hathaway and the trustee for the outstanding notes from any and all claims such holder may have, now or in the future, arising out of or related to the outstanding notes tendered thereby, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the outstanding notes tendered thereby or to participate in any redemption or defeasance of the outstanding notes tendered thereby.
      In addition, such holder of outstanding notes will be deemed to represent, warrant and agree that:

•	it has received and reviewed this prospectus;

•	it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more such beneficial owners of, the outstanding notes tendered thereby and it has full power and authority to execute the letter of transmittal;

•	the outstanding notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and XFC will acquire good, indefeasible and unencumbered title to such outstanding notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when XFC accepts the same;

•	it will not sell, pledge, hypothecate or otherwise encumber or transfer any outstanding notes tendered thereby from the date of the letter of transmittal and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

•	in evaluating the exchange offer and in making its decision whether to participate therein by submitting a letter of transmittal and tendering its outstanding notes, such holder has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to such holder by XFC, Berkshire Hathaway, the trustee or the exchange agent other than those contained in this prospectus (as amended or supplemented to the expiration date);

•	the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in this prospectus;

•	the submission of the letter of transmittal to the exchange agent shall, subject to a holder’s ability to withdraw its tender prior to the expiration date, and subject to the terms and conditions of the exchange offer, constitute the irrevocable appointment of the exchange agent as its attorney and agent, and an irrevocable instruction to such attorney and agent to complete and execute all or any form(s) of transfer and other document(s) at the discretion of such attorney and agent in relation to the outstanding notes tendered thereby in favor of XFC or such other person or persons as it may direct and to deliver such form(s) of transfer and other document(s) in the attorney’s and agent’s discretion and/or the certificate(s) and other document(s) of title relating to such outstanding notes’ registration and to execute all such other documents and to do all such other acts and things as may be in the opinion of such attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in XFC or its nominees such outstanding notes;

•	it is acquiring the registered notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the registered securities to be received in the exchange offer;

•	if it is a broker-dealer holding outstanding notes acquired for its own account as a result of market-making or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the registered notes received pursuant to the exchange offer (provided, that, by so agreeing and by delivering a prospectus, any such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933); and

•	the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal which shall be read and construed accordingly.

      The representations and warranties and agreements of a holder tendering outstanding notes shall be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any outstanding notes shall mean any holder that exercises investment discretion with respect to such outstanding notes.
Absence of Dissenters’ Rights
      Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.
Acceptance of Outstanding Notes Tendered; Delivery of Exchange Notes
      On the settlement date, exchange notes to be issued in partial or full exchange for outstanding notes in the exchange offer, if consummated, will be delivered in book-entry form.
      XFC will be deemed to have accepted validly tendered outstanding notes that have not been validly withdrawn as provided in this prospectus when, and if, XFC has given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of the exchange notes through the settlement date will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the outstanding notes for the purpose of receiving outstanding notes and transmitting exchange notes as of the settlement date. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted outstanding notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.
Procedures for Tendering Outstanding Notes
      A holder of outstanding notes who wishes to accept the exchange offer, and whose outstanding notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct this custodial entity to tender such holder’s outstanding notes on the holder’s behalf pursuant to the procedures of the custodial entity.

      To tender in the exchange offer, a holder of outstanding notes must either (i) complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions (including guaranteeing the signature(s) to the letter of transmittal, if required), and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the outstanding notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the Expiration Date or (ii) comply with the Automated Tender Offer Program (“ATOP”) procedures for book-entry transfer or guaranteed delivery procedures described below on or prior to the expiration date.
      The exchange agent and the Depository Trust Company (“DTC”) have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at one of its addresses set forth in this prospectus. Outstanding notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, or agent’s message, are received by the exchange agent.
      The method of delivery of outstanding notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any outstanding notes to anyone other than the exchange agent.
      If you are tendering your outstanding notes in exchange for exchange notes and anticipate delivering your letter of transmittal and other documents other than through DTC, you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold notes custodially through DTC) to arrange for receipt of any exchange notes to be delivered pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.

Book-Entry Delivery Procedures for Tendering Outstanding Notes Held with DTC
      If you wish to tender outstanding notes held on your behalf by a nominee with DTC, you must (i) inform your nominee of your interest in tendering your outstanding notes pursuant to the exchange offer, and (ii) instruct your nominee to tender all outstanding notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC on or prior to the expiration date. Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender outstanding notes by effecting a book-entry transfer of the outstanding notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”) tendering outstanding notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that XFC and Berkshire Hathaway may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.
      Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.
     Guaranteed Delivery Procedures
      Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s ATOP system prior to the expiration date may tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery: (i) setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered, (ii) stating that the tender is being made thereby; and (iii) guaranteeing that, within three (3) business days after the expiration date, the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within such three (3) business days after the expiration date.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.
     Proper Execution and Delivery of Letter of Transmittal
      Signatures on a letter of transmittal or notice of withdrawal described below (see “— Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (i) by a holder who has not completed the box entitled “Special Delivery Instructions” or “Special Issuance and Payment Instructions” on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal, or notice of withdrawal, are required to be guaranteed, such guarantee must be made by an eligible institution.
      If the letter of transmittal is signed by the holder(s) of outstanding notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the outstanding notes without alteration, enlargement or any other change whatsoever. If any of the outstanding notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the outstanding notes tendered thereby are registered in different names on different outstanding notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.
      If outstanding notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates for such outstanding notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.
      If the letter of transmittal is signed by a person other than the holder of any outstanding notes listed therein, such outstanding notes must be properly endorsed or accompanied by a properly completed note power, signed by such holder exactly as such holder’s name appears on such outstanding notes. If the letter of transmittal or any outstanding notes, note powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.
      No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of outstanding notes waive any right to receive any notice of the acceptance for exchange of their outstanding notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments, and/or substitute certificates evidencing outstanding notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, outstanding notes not tendered or exchanged will be returned to such tendering holder.
      All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered outstanding notes will be determined by XFC in its absolute discretion, which determination will be final and binding. XFC reserves the absolute right to reject any and all tendered outstanding notes determined by it not to be in proper form or not to be tendered properly or any tendered outstanding notes the acceptance of which would, in the opinion of its counsel, be unlawful. XFC also reserves the right to waive, in its absolute discretion, any defects, irregularities or conditions of tender as to particular outstanding notes, whether or not waived in the case of other outstanding notes. XFC’s interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as XFC shall determine. Although XFC intends to notify holders of defects or irregularities with respect to tenders of outstanding notes, none of XFC, Berkshire Hathaway, the exchange agent nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived.
      Any holder whose outstanding notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the outstanding notes. Holders may contact the exchange agent for assistance with such matters.
Withdrawal of Tenders
      You may withdraw tenders of outstanding notes at any time prior to 5:00 p.m., New York City time, on           , 2007. Tenders of outstanding notes may not be withdrawn after that time unless the exchange offer is extended with changes in the terms of the exchange offer that are, in XFC’s reasonable judgment, materially adverse to the tendering holders of the outstanding notes.
      For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the deadline described above at one of its addresses set forth in this prospectus. The withdrawal notice must specify the name of the person who tendered the outstanding notes to be withdrawn, must contain a description of the outstanding notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such outstanding notes, if applicable, and the aggregate principal amount represented by such outstanding notes; and must be signed by the holder of such outstanding notes in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to XFC that the person withdrawing the tender has succeeded to the beneficial ownership of the outstanding notes. In addition, the notice of withdrawal must specify, in the case of outstanding notes tendered by delivery of certificates for such outstanding notes, the name of the registered holder (if different from that of the tendering holder) or, in the case of outstanding notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn outstanding notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes have been tendered for the account of an eligible institution.
      Withdrawal of tenders of outstanding notes may not be rescinded, and any outstanding notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn outstanding notes may, however, be retendered by the holder again following one of the procedures described in “— Procedures for Tendering Outstanding Notes” prior to the expiration date.

Accounting Treatment
      The exchange notes will be recorded at the same carrying value as the outstanding notes. The carrying value is face value. Accordingly, XFC will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.
Exchange Agent
      The Bank of New York Trust Company, N.A. has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of outstanding notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the following address and telephone number:
The Bank of New York Trust
Corporate Trust Dept. – Reorganization Unit
101 Barclay Street, 7E
New York, NY 10286
Phone: 212-815-3738
Fax: 212-298-1915
      Additionally, any questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent. Holders of outstanding notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.
DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH
ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.
Other Fees and Expenses
      XFC will bear the expenses of soliciting tenders of the outstanding notes. The principal solicitation is being made by mail; additional solicitations may, however, be made by telegraph, facsimile transmission, telephone or in person by the exchange agent, as well as by XFC or Berkshire Hathaway officers and other employees and those of their affiliates.
      Tendering holders of outstanding notes will not be required to pay any fee or commission. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.
DESCRIPTION OF THE EXCHANGE NOTES
      The following description of certain material terms of the exchange notes, the guarantee and the exchange and registration rights agreements does not purport to be complete. The following description is subject to, and is qualified in its entirety by reference to, the indenture (the “base indenture”) entered into among XFC, as issuer, Berkshire Hathaway, as guarantor, and The Bank of New York Trust Company, N.A., as trustee (the “trustee”), the board resolutions of XFC creating and defining the terms of the exchange notes and the form of the exchange notes attached thereto (together with the base indenture, the “indenture”), the guarantee entered into by Berkshire Hathaway for the benefit of the holders of the exchange notes and to be endorsed on the exchange notes (the “guarantee”) and the exchange and registration rights agreements entered into among XFC, Berkshire Hathaway and Goldman, Sachs & Co. Certain capitalized terms used herein are defined in the indenture.
      You are urged to read the indenture (including definitions of terms used therein) and the guarantee because they, and not this description, define your rights as a beneficial holder of the exchange notes. You may request copies of these documents from XFC at the address set forth above.

General
      The exchange notes will be issued under the indenture. The exchange notes will be the unsecured senior obligations of XFC and will be initially limited in aggregate principal amount to $400,000,000. XFC may at any time, without notice to or consent of the holders of the exchange notes offered by this prospectus, issue additional notes of the same series as the exchange notes offered. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the exchange notes, except for possible variations permitted under the indenture. Any such additional notes, together with the exchange notes, will constitute a single series of notes under the indenture.
      The entire principal amount of the exchange notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 1, 2017. Each of the exchange notes will have the benefit of an unconditional and irrevocable guarantee from Berkshire Hathaway.
      The exchange notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The exchange notes will be evidenced by two or more global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”). Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. See “— Book-Entry, Delivery and Form.”
      Payments on the exchange notes will be made through the paying agent, which will initially be the trustee, to DTC. Payments on the exchange notes will be made in U.S. dollars at the office or agency maintained by XFC in New York, New York (or, if XFC fails to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At XFC’s option, however, payments may be made by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. You may present the notes for registration of transfer and exchange, without service charge, at the office or agency maintained by XFC in New York, New York (or, if XFC fails to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). The transfer of certificated exchange notes will be registerable and such exchange notes will be exchangeable for other exchange notes of other denomination of a like aggregate principal amount at such corporate trust office.
      You will not have the right to cause us to repurchase the exchange notes in whole or in part at any time before their maturity. The exchange notes are not subject to a sinking fund provision.
Interest
      The exchange notes will accrue interest on their stated principal amount at the rate of 5.150% per annum from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually in arrears on April 1 and October 1 of each year, which are referred to as interest payment dates. Interest will be paid to the person in whose name a note is registered at the close of business on the March 15 or September 15, which are referred to as the record dates, immediately preceding the relevant interest payment date.
      The amount of interest payable for any full semi-annual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which interest is payable on the exchange notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date. A “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the Borough of Manhattan, the City of New York are authorized or required by law, regulation or executive order to close.

      Any amounts payable on any exchange notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such exchange notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such exchange notes are registered on the special record date or other specified date determined in accordance with the indenture.
Ranking
      The exchange notes will be unsecured senior obligations of XFC and will rank pari passu in right of payment with all of its unsubordinated, unsecured indebtedness and will be senior in right of payment to all of its subordinated indebtedness.
      The guarantee will be an unsecured senior obligation of Berkshire Hathaway, will rank pari passu with all of Berkshire Hathaway’s unsubordinated, unsecured indebtedness and senior to all of Berkshire Hathaway’s subordinated indebtedness, and will be effectively subordinated to all of Berkshire Hathaway’s existing and future secured indebtedness and to all existing and future indebtedness of Berkshire Hathaway’s subsidiaries (secured or unsecured). As of June 30, 2007, Berkshire Hathaway had no secured indebtedness and $0.6 billion of indebtedness, and its subsidiaries had $33 billion of indebtedness.
Guarantee of Notes
      Berkshire Hathaway will unconditionally and irrevocably guarantee the payment of all of XFC’s obligations under the exchange notes pursuant to a guarantee to be endorsed on the notes. If XFC defaults in the payment of the principal of, or interest on, such exchange notes when and as the same shall become due, whether upon maturity, acceleration, or otherwise, without the necessity of action by the trustee or any holder of such exchange notes, Berkshire Hathaway shall be required promptly and fully to make such payment.
Optional Redemption
      XFC may redeem the exchange notes at any time, in whole or in part, at a “make whole” redemption price equal to the greater of (1) 100% of the principal amount to be redeemed or (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the portion of the exchange notes being redeemed, not including any portion of such payments of interest accrued as of the date fixed for redemption, discounted to the date fixed for redemption on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate plus twelve and a half (12.5) basis points, plus, in each case, accrued interest on the exchange notes being redeemed to the date fixed for redemption. The Quotation Agent will select a Comparable Treasury Issue, and the Reference Dealers will provide XFC and the trustee with the Reference Dealer Quotations. XFC will calculate the Comparable Treasury Price.
      “Adjusted Treasury Rate” means, for any date fixed for redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue assuming a price for the Comparable Treasury Issue equal to the Comparable Treasury Price for the date fixed for redemption, in each case expressed as a percentage of its principal amount.
      “Comparable Treasury Issue” means, for any date fixed for redemption, the U.S. Treasury security selected by the Quotation Agent which has a maturity comparable to the remaining maturity of the exchange notes as of the date fixed for redemption, which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of the exchange notes as of the date fixed for redemption.
      “Comparable Treasury Price” means, for any Comparable Treasury Issue, the price after eliminating the highest and the lowest Reference Dealer Quotations and then calculating the average of the remaining Reference Dealer Quotations; provided, however, if XFC obtains fewer than three Reference Dealer Quotations, XFC will, when calculating the Comparable Treasury Price, calculate the average of all the Reference Dealer Quotations and not eliminate any such quotations.
      “Quotation Agent” means Goldman, Sachs & Co. or its successor.

      “Reference Dealers” means Goldman, Sachs & Co. or its successor and two or more other primary U.S. Government securities dealers in the City of New York appointed by XFC, provided, however, that if Goldman, Sachs & Co. or its successor ceases to be a primary U.S. Government securities dealer, XFC will appoint another primary U.S. Government securities dealer as a substitute.
      “Reference Dealer Quotations” means, for any Comparable Treasury Issue, the average of the bid and asked prices for such Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing by the Reference Dealers to XFC and the trustee as of 5:00 p.m. (EST) on the third business day before the relevant date fixed for redemption.
      XFC may elect to effect a redemption in accordance with these provisions at any time and on any date. To exercise its option to redeem any such exchange notes, XFC will mail a notice of redemption at least 30 days but not more than 60 days prior to the date fixed for redemption. If XFC elects to redeem fewer than all the exchange notes, The Bank of New York Trust Company, N.A., as Trustee, will select the particular notes to be redeemed on a pro rata basis, by lot or by such other method of random selection, if any, that The Bank of New York Trust Company, N.A., as Trustee, deems fair and appropriate.
      Any notice of redemption, at XFC’s option, may state that the redemption will be conditional upon receipt by the paying agent, on or prior to the date fixed for the redemption, of money sufficient to pay the principal, premium, if any, and interest, if any, on the notes and that if the money has not been so received, the notice will be of no force and effect and will not be required to redeem the exchange notes. There will be no provisions for any maintenance or sinking funds for the exchange notes.
Consolidation, Merger and Sale of Assets
      Except as otherwise provided in the indenture, neither XFC nor Berkshire Hathaway may (A)(i) merge into or consolidate with any other entity, or (ii) convey, transfer or lease their respective properties and assets substantially as an entirety to any individual, corporation, partnership or other entity or (B) permit any individual, corporation, partnership or other entity to (i) consolidate with or merge into either of them, or (ii) convey, transfer or lease their properties and assets substantially as an entirety to either of them, unless:

•	in the case of clause (A) above, the successor or transferee corporation (or other entity) shall (i) be a corporation, partnership, limited liability company, trust or similar entity organized under the laws of the United States of America, any State of the United States or the District of Columbia (unless XFC delivers a legal opinion to the trustee stating that there will not be any adverse tax effect on the holders of the exchange notes as a result of such successor or transferee not being organized under any such laws), and (ii) expressly assume, as applicable, (a) the due and punctual payment of the principal of and any interest on the exchange notes and the performance of XFC’s obligations under the indenture or (b) the due and punctual performance of the guarantee and Berkshire Hathaway’s obligations under the indenture; and

•	in the case of clause (B) above, after giving effect to such transaction (and treating any indebtedness which becomes an obligation of XFC, Berkshire Hathaway or any consolidated subsidiary of Berkshire Hathaway’s as a result of such transaction as having been incurred by XFC, Berkshire Hathaway or such consolidated subsidiary of Berkshire Hathaway, as applicable, at the time of such transaction), no event of default (and no event which, after notice or lapse of time or both, would become an event of default) under the indenture shall have happened and be continuing.
Events of Default
      Any one of the following events will constitute an event of default with respect to the exchange notes:

•	a default in the payment of any interest on the exchange notes when due and payable, and the continuance of such default for a period of 30 days;

•	a default in the payment of principal of the exchange notes when due and payable;

•	a default in the performance, or breach, of other covenants or warranties of XFC or Berkshire Hathaway in the indenture or of Berkshire Hathaway in the guarantee that continues for 60 days after XFC or Berkshire Hathaway, as the case may be, receive notice of the default or breach;

•	certain defaults under other indebtedness having an aggregate principal amount outstanding of at least $1.0 billion by Berkshire Hathaway, XFC or any of Berkshire Hathaway’s other consolidated subsidiaries; and

•	certain events of bankruptcy, insolvency or liquidation involving Berkshire Hathaway or XFC.
      If an event of bankruptcy, insolvency or liquidation of Berkshire Hathaway or XFC has occurred, the principal of the exchange notes and any other amounts payable under the indenture will become immediately due and payable. If any other event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the exchange notes may declare the principal of the exchange notes and any other amounts payable under the indenture to be forthwith due and payable and enforce their other rights as a creditor with respect to the exchange notes.
Defeasance
      XFC’s obligations with respect to the payment of the principal and interest on the exchange notes, and Berkshire Hathaway’s obligations with respect to the exchange notes under the indenture and the guarantee, will terminate if XFC irrevocably deposits or causes to be deposited with the trustee as trust funds specifically held in trust for, and dedicated solely to, the benefit of the holders of the exchange notes:

•	cash,

•	U.S. government obligations, which through the scheduled payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, cash, or

•	a combination of the foregoing,
in each case sufficient to pay and discharge each installment of principal and interest on the exchange notes.
      The discharge of the exchange notes is subject to certain other conditions, including, without limitation,

•	no event of default or event (including such deposit) which with notice or lapse of time would become an event of default shall have occurred and be continuing on the date of such deposit (or, with respect to an event of bankruptcy, insolvency or liquidation of Berkshire Hathaway or XFC, at any time on or prior to the 90th day after the date of such deposit),

•	XFC shall have delivered to the trustee an opinion of independent tax counsel stating that (i) XFC has received from, or there has been published by, the IRS a ruling or (ii) since the date of the indenture there has been a change in applicable federal income tax law, in either case, to the effect that holders of the exchange notes will not recognize gain or loss for United States federal income tax purposes if XFC makes such deposit,

•	XFC shall have delivered to the trustee a certificate stating that the exchange notes, if they are then listed on any securities exchange, will not be delisted as a result of such deposit, and

•	such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which XFC or Berkshire Hathaway is a party or otherwise bound.
Modification, Waiver, Meetings and Voting

Modification of Indenture
      The indenture provides that XFC, Berkshire Hathaway and the trustee may, without the consent of any holders of exchange notes, enter into supplemental indentures for the purposes, among other things, of adding to XFC’s or Berkshire Hathaway’s covenants, adding additional events of default, curing ambiguities or inconsistencies in the indenture, or making other changes to the indenture, provided such action does not have a material adverse effect on the interests of the holders of the exchange notes.
      In addition, modifications and amendments of the indenture may be made by XFC and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the exchange notes and each other then-outstanding series of securities, if any, issued under the indenture, acting as one class, that is affected by such modification or amendment, provided, however, that no such modification or amendment may, without the consent of each holder of exchange notes outstanding that is affected thereby,

•	change the stated maturity of the principal of, or any installment of principal of or interest on, the exchange notes,

•	reduce the principal of or interest rate on any exchange notes,

•	change the place of payment where, or the currency in which, the exchange notes or any interest thereon is payable,

•	impair the right to institute suit for the enforcement of any payment on or with respect to the exchange notes on or after the stated maturity thereof or on the guarantee,

•	reduce the percentage in principal amount of the exchange notes then outstanding required for modification or amendment of the indenture or for any waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

•	modify any of the above provisions.

Waiver of Default
      The holders of not less than a majority of aggregate principal amount of the exchange notes then outstanding may, on behalf of the holders of all exchange notes, waive any past default under the indenture with respect to the exchange notes except a default in the payment of principal or any interest on the exchange notes and a default in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of each holder of the exchange notes then outstanding.
Assumption by Berkshire
      The indenture provides that Berkshire Hathaway may, without the consent of the trustee or the holders of the exchange notes, assume all of XFC’s rights and obligations under the indenture and the exchange notes if, after giving effect to such assumption, no event of default or event which with notice or lapse of time would become an event of default shall have occurred and be continuing. In addition, Berkshire Hathaway shall assume all of XFC’s rights and obligations under the indenture and the exchange notes if, upon a default by XFC in the due and punctual payment of the principal of or interest on the exchange notes, Berkshire Hathaway is prevented by any court order or judicial proceeding from fulfilling its obligations under the guarantee. Such assumption shall result in the exchange notes becoming the direct obligations of Berkshire Hathaway and shall be effected without the consent of the trustee or the holders of the exchange notes. Upon any such assumption, Berkshire Hathaway will execute a supplemental indenture evidencing its assumption of all such rights.
Book-Entry, Delivery and Form
      The exchange notes will be represented by two or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the exchange notes will be deposited with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee.
      Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which are referred to as “participants,” or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).
      So long as DTC, or its nominee, is the registered owner or holder of any of the exchange notes, DTC or that nominee, as the case may be, will be considered the sole owner or holder of such exchange notes represented by the global note for all purposes under the indenture and the exchange notes. No beneficial owner of an interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.
      Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of XFC, Berkshire Hathaway, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      XFC expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. XFC also expects that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and procedures and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.
      XFC expects that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.
      A global note is exchangeable for definitive exchange notes in registered certificated form if:

•	DTC (i) notifies XFC that it is unwilling or unable to continue as depositary for the global notes, and XFC fails to appoint a successor depositary, or (ii) has ceased to be a clearing agency registered under the Exchange Act;

•	at XFC’s option, XFC notifies the trustee in writing that it has elected to cause the issuance of the certificated securities; or

•	there has occurred and is continuing a default or event of default with respect to the exchange notes.
      In addition, beneficial interests in a global note may be exchanged for certificated securities upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated securities delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
      DTC has advised XFC that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom are referred to as indirect participants.
      Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of XFC, Berkshire Hathaway, the Trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same Day Settlement and Payment
      XFC will make payments in respect of the exchange notes represented by the global notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the global noteholder. XFC will make all payments of principal, interest and premium with respect to certificated securities by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The exchange notes represented by the global notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the exchange notes will, therefore, be required by DTC to be settled in immediately available funds. XFC expects that secondary trading in any certificated securities will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised XFC that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Notices
      Except as otherwise described herein, notice to registered holders of the exchange notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.
Governing Law
      The indenture, the exchange notes and Berkshire Hathaway’s guarantee will be governed by and construed in accordance with the laws of the State of New York.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. XFC has agreed that, starting on the expiration date of the exchange offer and ending one hundred and eighty days after such date, it will make this prospectus available to any broker-dealer for use in connection with any such resale.

      Neither XFC nor Berkshire Hathaway will receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the expiration of the exchange offer, XFC will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. XFC and Berkshire Hathaway will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following summary describes the material United States federal income tax consequences resulting from the exchange of outstanding notes for the exchange notes by a holder. This discussion applies only to a holder of notes who holds such notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address holders of notes that may be subject to special rules. Holders that may be subject to special rules include banks, thrifts or other financial institutions, regulated investment companies or real estate investment trusts, insurance companies, tax-exempt entities, S corporations, broker-dealers or dealers in securities or currencies, traders in securities, persons whose functional currency is not the U.S. dollar, United States expatriates, persons that hold the notes as part of a straddle, hedge, conversion or other risk reduction or constructive sale transaction and persons subject to the alternative minimum tax provisions of the Code.
      If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partners should consult their tax advisors as to the tax consequences of the partnership owning and disposing of exchange notes.
      This summary does not discuss all of the aspects of United States federal income taxation that may be relevant to investors in light of their particular circumstances. In addition, this summary does not discuss any United States state, local or foreign income or other tax consequences. This summary is based upon the provisions of the Code, United States Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and administrative and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. Neither XFC nor Berkshire Hathaway has requested, or plans to request, any rulings from the IRS concerning the tax consequences of the exchange of the outstanding notes for the exchange notes or the ownership or disposition of the exchange notes. The statements set forth below are not binding on the IRS or on any court. Thus, neither XFC nor Berkshire Hathaway can provide any assurance that the statements set forth below will not be challenged by the IRS, or that they would be sustained by a court if they were so challenged. Certain tax matters were passed upon for XFC and Berkshire Hathaway by Munger, Tolles & Olson LLP, Los Angeles, California, in an opinion that was filed with the registration statement of which this prospectus is a part.
      YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX

CONSEQUENCES OF EXCHANGING THE OUTSTANDING NOTES FOR THE EXCHANGE NOTES.
The Exchange
      The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.
LEGAL MATTERS
      The validity of the exchange notes and the related guarantees offered hereby will be passed upon for XFC and Berkshire Hathaway by Munger, Tolles & Olson LLP, Los Angeles, California.
      Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is a director of Berkshire Hathaway. Mr. Olson and those attorneys at Munger, Tolles & Olson LLP who are representing XFC and Berkshire Hathaway in connection with the exchange offer beneficially own, in the aggregate, 329 shares of Berkshire Hathaway’s class A common stock and 407 shares of Berkshire Hathaway’s class B common stock.
EXPERTS
      The consolidated financial statements and the related financial statement schedule as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the change in the Company’s accounting for pension and other postretirement benefits to conform to Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Berkshire Hathaway Inc.
Offer to Exchange
$400,000,000 principal amount of 5.150% Senior Notes Due 2017 of XTRA Finance Corporation, unconditionally guaranteed by Berkshire Hathaway Inc., which have been registered under the Securities Act of 1933, for any and all
5.150% Senior Notes Due 2017 of XTRA Finance Corporation,
unconditionally guaranteed by Berkshire Hathaway Inc.

PROSPECTUS

          , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Officers and Directors
      Section 145 of the General Corporation Law of Delaware empowers XFC and Berkshire Hathaway to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of XFC or Berkshire Hathaway or is or was serving as such with respect to another corporation or other entity at the request of either of them. Section 10 of Berkshire Hathaway’s by-laws provides that Berkshire Hathaway shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, indemnify directors and officers of Berkshire from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section 145. Additionally, as permitted by Section 145 and Berkshire Hathaway’s by-laws, Berkshire Hathaway has entered into indemnification agreements with each of its directors and officers. The description of such indemnification agreements in paragraphs 2 and 3 of Item 15 of Berkshire Hathaway’s Registration Statement on Form S-3 (Registration No. 333-41686) filed with the SEC on July 18, 2000 is incorporated herein by reference.
      As permitted by Section 102 of the General Corporation Law of Delaware, Berkshire Hathaway’s Restated Certificate of Incorporation includes, as Article Eighth thereof, a provision eliminating, to the extent permitted by Delaware law, the personal liability of each director of Berkshire Hathaway to Berkshire Hathaway or any of its stockholders for monetary damages resulting from breaches of such director’s fiduciary duty of care.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Data Schedules
      (1) The attached exhibit index is incorporated by reference herein.
      (2) No financial statement schedules are required to be filed herewith pursuant to this Item.

Item 22.	Undertakings
      (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (b) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (c) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (c) (1) (i) and (c) (1) (ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.
      (d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (e) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, XTRA Finance Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on August 9, 2007.

XTRA Finance Corporation

By:	/s/ Marc D. Hamburg

Marc D. Hamburg
Vice President
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William H. Franz William H. Franz	Director, President and Chief Executive Officer (principal executive officer)	August 9, 2007

/s/ Michael J. Dreller Michael J. Dreller	Director, Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	August 9, 2007

/s/ Stephen T. Zaborowski Stephen T. Zaborowski	Director	August 9, 2007

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, Berkshire Hathaway Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on August 9, 2007.

Berkshire Hathaway Inc.

By:	/s/ Marc D. Hamburg

Marc D. Hamburg
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Warren E. Buffett	Chairman of the Board and Director (principal executive officer)	August 9, 2007

* Charles T. Munger	Vice Chairman of the Board and Director	August 9, 2007

/s/ Marc D. Hamburg Marc D. Hamburg	Vice President and Chief Financial Officer (principal financial officer)	August 9, 2007

* Daniel J. Jaksich	Controller (principal accounting officer)	August 9, 2007

* William H. Gates, III	Director	August 9, 2007

* Susan L. Decker	Director	August 9, 2007

* Ronald L. Olson	Director	August 9, 2007

* Walter Scott, Jr.	Director	August 9, 2007

* Howard G. Buffett	Director	August 9, 2007

* Thomas S. Murphy	Director	August 9, 2007

Signature		Title	Date

* Donald R. Keough		Director	August 9, 2007

* David S. Gottesman		Director	August 9, 2007

* Charlotte Guyman		Director	August 9, 2007

*By:	/s/ Marc D. Hamburg Marc D. Hamburg Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Certificate of Incorporation of XTRA Finance Corporation*
3.2	Bylaws of XTRA Finance Corporation*
3.3	Restated Certificate of Incorporation of Berkshire Hathaway Inc. (incorporated by reference to Exhibit 3 to Form 10-Q of Berkshire Hathaway Inc. filed August 5, 2005)
3.4	Bylaws of Berkshire Hathaway Inc. as amended on May 7, 2007 (incorporated by reference to Exhibit 99.1 to Form 8-K of Berkshire Hathaway Inc. filed May 8, 2007)
4.1	Indenture, dated as of March 20, 2007, between XTRA Finance Corporation, Berkshire Hathaway Inc. and The Bank of New York Trust Company, N.A. as trustee*
4.2	Exchange and Registration Rights Agreement between XTRA Finance Corporation, Berkshire Hathaway Inc. and Goldman, Sachs & Co., dated March 20, 2007*
4.3	Form of 5.150% Senior Note Due 2017*
4.4	Form of Letter of Transmittal relating to the 5.150% Senior Notes due 2017*
4.5	Form of Letter to Broker-Dealers and Other Nominees relating to the 5.150% Senior Notes due 2017*
4.6	Form of Letter to Clients from Broker-Dealers relating to the 5.150% Senior Notes due 2017
4.7	Form of Instructions from Beneficial Owners relating to the 5.150% Senior Notes due 2017*
4.8	Form of Notice of Guaranteed Delivery relating to the 5.150% Senior Notes due 2017*
5	Opinion of Munger, Tolles & Olson LLP as to the legality of the 5.150% Senior Notes due 2017 and related guarantee being registered*
8	Opinion of Munger, Tolles & Olson LLP as to certain tax matters*
12	Statement re Computation of Ratios of Earnings to Fixed Charges
23.1	Consent of Independent Registered Public Accounting Firm — Deloitte & Touche LLP
23.2	Consent of Munger, Tolles & Olson LLP (included in Exhibit 5)
23.3	Consent of Munger, Tolles & Olson LLP (included in Exhibit 8)
25.1	Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A.*

*	Filed as an exhibit to the Form S-4 Registration Statement of XTRA Finance Corporation and Berkshire Hathaway Inc. filed June 7, 2007.